Share Depository Agreement (English Translation)

Whereas, the SuTsong coal mine has achieved significant increase of profit and improvement in internal management during the one-year cooperation with L & L International Holdings, Inc., starting from August 1, 2009, Jun Han, as agent of L & L International Holdings, Inc., shall obtain an extra 20% of the operation and management rights in addition to its original holding of 60% of the SuTsong Coal Mine.

SuTsong Coal Mine (Stamp)

/s/ Jun Han, as agent of L & L International Holdings, Inc.

July 30, 2009